Exhibit 4.1

FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED

PREFERRED STOCK RIGHTS AGREEMENT

This FIRST AMENDMENT, dated as of October 20, 2008 (this “Amendment”), to the Second Amended and Restated Preferred Stock Rights Agreement, dated as of January 22, 2007 (the “Rights Agreement”), between Intraware, Inc., a Delaware corporation (the “Company”), and Computershare Investor Services, LLC, as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

WHEREAS, Acresso Holding, LLC, a Delaware limited liability company (“Parent”), Intraware Merger Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”) and the Company contemplate entering into an Agreement and Plan of Merger, as amended from time to time (the “Merger Agreement”).

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date (as such term is defined in the Rights Agreement), the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement and amend the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and has approved this Amendment, and the Company and the Rights Agent desire to evidence such amendment in writing.

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Rights Agreement to the contrary, none of Parent, Merger Sub nor any of their respective Affiliates, Associates, stockholders, directors or officers, or stockholders, directors, officers, general partners, limited partners, members or managers of such Affiliates, Associates or stockholders (the “Exempted Persons”), either individually or in any combination, shall be deemed to be an “Acquiring Person” for purposes of this Rights Agreement by virtue of or as a result of (i) the adoption, approval, execution or delivery of the Agreement and Plan of Merger, dated as of October 19, 2008, by and among the Company, Parent and Merger Sub (including any amendment or supplement thereto, the “Merger Agreement”) and the Voting Agreements (as defined in the Merger Agreement), (ii) the public announcement of such adoption, approval, execution or delivery or (iii) the consummation of the transactions contemplated by the Merger Agreement and the Voting Agreements (the transactions described in clauses (i), (ii) or (iii), together with any related transaction, the “Exempted Transactions”), it being the express intent and purpose of the Company in adopting this Amendment that neither the execution and delivery of the Merger Agreement or the Voting Agreements by any of the parties thereto nor the consummation of the transactions contemplated by the Merger Agreement or the Voting Agreements shall in any respect give rise to any provision of the Rights Agreement becoming effective.”

2. The definition of “Beneficial Owner” in Section 1(d) of the Rights Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Section 1(d) or otherwise in this Agreement to the contrary, none of the Exempted Persons, either individually, collectively or in any combination, shall be deemed to be a “Beneficial Owner” or to have “beneficial ownership” of, or to “beneficially own,” any securities beneficially owned by any other Exempted Persons by virtue of or as a result of any Exempted Transaction.”

3. The definition of “Distribution Date” in Section 1(k) of the Rights Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Agreement to contrary, no Distribution Date shall be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

4. The definition of “Shares Acquisition Date” in Section 1(gg) of the Rights Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Section 1(gg) to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

5. The definition of “Triggering Event” in Section 1(nn) of the Rights Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Section 1(nn) to the contrary, no Distribution Date shall be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

6. Section 3 of the Rights Agreement is hereby amended by inserting following sentence at the end thereof as a new subsection e:

“e. Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of or as a result of any Exempted Transaction.”

7. Section 11(a)(ii) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such section:

“Notwithstanding anything in this Agreement to contrary, the provisions of Section 11(a)(ii) shall not apply, nor shall any adjustment be made pursuant to Section 11(a)(ii), by virtue of or as a result of any Exempted Transaction.”

8. Section 13 of the Rights Agreement is hereby amended by inserting the following sentence at the end of such section:

“Notwithstanding anything in this Agreement to contrary, the provisions of Section 13 shall not apply, nor shall any adjustment be made pursuant to Section 13, by virtue of or as a result of any Exempted Transaction.”

9. Section 25 of the Rights Agreement is hereby amended by inserting the following sentence at the end of such section as a new subsection c:

“c. Notwithstanding anything in this Agreement to contrary, the Company shall not be required to give any notice contemplated by this Section 25 in connection with any Exempted Transaction.”

10. A new Section 36 is added to read in its entirety as follows:

“Section 36. Termination. Immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur, (a) this Agreement shall be terminated and be without any further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company or of any other Person. Notwithstanding the foregoing, Section 18, Section 20, Section 28 and Section 32 shall survive the termination of this Agreement. The Company shall notify the Rights Agent of the occurrence of the Effective Time promptly thereafter.”

11. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

12. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14. Effectiveness. This Amendment shall be effective as of the date first written above and deemed effective prior to the execution and delivery of the Merger Agreement; provided, however, that this Amendment shall automatically terminate (if at all) and be of no further force or effect on the date on which the Merger Agreement is terminated in accordance with its terms. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

INTRAWARE, INC.		COMPUTERSHARE INVESTOR SERVICES, LLC

/s/ Peter H. Jackson		/s/ Dennis V. Moccia
By:	Peter H. Jackson	By:	Dennis V. Moccia
Title:	Chief Executive Officer	Title:	Managing Director

[Signature page to Third Amendment to Rights Agreement]